As filed with the Securities and Exchange Commission on September 30, 2011

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________________________

FIRST BANCORP
(Exact Name of Registrant as Specified in Its Charter)

North Carolina	56-1421916
(State or Other Jurisdiction	(IRS Employer Identification No.)
of Incorporation or Organization)

341 NORTH MAIN STREET
TROY, NORTH CAROLINA 27371-0508
(910) 576-6171
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

____________________________

Jerry L. Ocheltree
President, Chief Executive Officer and Treasurer
First Bancorp
341 North Main Street
Post Office Box 508
Troy, North Carolina 27371-0508
(910) 576-6171
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent For Service)
____________________________

Copy to:
HENRY H. RALSTON
Henry H. Ralston
Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street
Suite 1900
Charlotte, North Carolina 28246
(704) 377-8355
____________________________

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One):

Large accelerated Filer [ ]	Accelerated filer [x]	Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting Company [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Non-Cumulative Perpetual Preferred Stock, Series B	63,500(1)	$1,000(1)	$63,500,000	$7,372.35
Depositary Shares (2)	_____	_____	_____	____
Total			$63,500,000	$7,372.35
_________________

(1)
Represents the liquidation preference amount per share of the preferred stock being registered for resale (the “Series B preferred stock”), which we sold in a non-public offering to the Secretary of the Treasury (“Treasury”) under Treasury’s Small Business Lending Fund program.  Calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”) and includes such number of additional shares of Series B preferred stock of a currently indeterminable amount, as may from time to time become issuable by reason of share splits, share dividends or similar transactions, which shares of Series B preferred stock are registered hereunder pursuant to Rule 416 under the Securities Act.

(2)
In the event Treasury requests that we deposit the shares of Series B preferred stock with a depositary pursuant to a depositary arrangement, depositary shares evidencing fractional shares of Series B preferred stock may be sold pursuant to this Registration Statement in lieu of whole shares of Series B preferred stock.

__________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 30, 2011

PROSPECTUS

FIRST BANCORP

63,500 Shares of Senior Non-Cumulative Perpetual Preferred Stock, Series B (or Depositary Shares Evidencing Fractional Interests in such Senior Non-Cumulative Perpetual Preferred Stock, Series B)

This prospectus relates to the potential resale from time to time by the selling securityholders of some or all of 63,500 shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series B, or, if such shares of Series B preferred stock are deposited with a depositary as described in this prospectus, depositary shares evidencing fractional interests in such shares of Series B.  The shares of Series B preferred stock were initially issued by us pursuant to a Small Business Lending Fund – Securities Purchase Agreement, between us and the Secretary of the Treasury, which we refer to as Treasury, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

Treasury and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The Series B preferred stock is not listed on any national securities exchange, and unless requested by Treasury, we do not intend to seek such a listing for the Series B preferred stock.

____________________

The securities offered by this prospectus are not savings accounts, deposits or obligations of any bank and are not insured by the FDIC or any other governmental agency.

____________________

Investing in our securities involves risks.  You should refer to the information contained in this prospectus under the caption “Risk Factors” beginning on page 2.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process.  Under this shelf process, the selling securityholders may from time to time sell or otherwise dispose of the securities covered by this prospectus in one or more offerings.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders.  The prospectus supplement may add, update, or change the information in this prospectus.  If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.  You should read both this prospectus and the applicable prospectus supplement together with the information described under the heading “Where You Can Find More Information.”  In addition, a number of the documents and agreements that we refer to or summarize in this prospectus, like our articles of incorporation, have been filed with the SEC as exhibits to the registration statement.  Before you invest in any of our securities, you should read the relevant documents and agreements.

Unless the context otherwise requires, references to “First Bancorp,” “we,” “us” or “our” refer collectively to First Bancorp and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement.  We have not authorized anyone else to provide you with different information.  Neither we, nor any other person on our behalf, is making an offer to sell or soliciting an offer to buy any of the securities described in this prospectus or in any prospectus supplement in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.  There may have been changes in our affairs since the date of the prospectus or any prospectus supplement.

FORWARD-LOOKING STATEMENTS

We believe that some of the information contained or incorporated by reference in this prospectus constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance.  Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes.  We caution you that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks.

The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements:

•	local, regional, national and international economic and market conditions and the impact they may have on us and our customers, and our assessment of that impact;

•
the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation or deflation; and interest rate, market and monetary fluctuations;

•	changes in deposit flows, loan demand, real estate values and competition within the banking industry;

•	unanticipated changes in the regulatory environment, including the impact of changes in financial services laws, regulations and policies;

•	the effect of acquisitions we have made or may make in the future, including the failure to achieve the expected revenue growth, synergies and/or expense savings from such acquisitions; and

•	adverse changes in the securities market.

You should also consider carefully the statements in the “Risk Factors” section and other sections of this prospectus, any prospectus supplement, and the documents we incorporate by reference, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results contemplated by these forward-looking statements.  In addition, our past results do not necessarily indicate our future results.  You should not place undue reliance on any forward-looking statement, which speaks only as of the date it was made.  We do not intend to update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws.  We qualify all of our forward-looking statements by these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act.  This prospectus does not contain all the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement.

We file periodic reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet from the SEC’s website at http://www.sec.gov.  Our filings with the SEC are also available to the public on our website at http://www.firstbancorp.com.  Except for the documents filed by us with the SEC that are specifically incorporated by reference into this prospectus, none of the other information on our website is part of this prospectus.  You may read and copy any periodic report, proxy statement or other information we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in documents filed with it.  This means that we can disclose important information to you by referring you to these documents.  The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or any prospectus supplement.  Information furnished by us pursuant to Item 2.02 or Item 7.01 in our Current Reports on Form 8-K is not incorporated by reference in this prospectus.  We furnished information under Item 2.02 in our Current Reports filed February 3, 2011, May 4, 2011 and August 1, 2011.

We incorporate by reference in this prospectus the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2010.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011.

•	Our Current Reports on Form 8-K filed January 26, 2011, February 18, 2011, February 23, 2011, May 17, 2011, May 26, 2011, August 10, 2011, August 25, 2011 and September 6, 2011.

•
Portions of our proxy statement for the annual meeting of shareholders held on May 12, 2011, that have been incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010.

•	The description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on April 8, 1987.

•
All documents subsequently filed by us with the SEC pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this registration statement have been sold or that deregisters all securities then remaining unsold.

You may request a copy of these documents, at no cost to you, by writing or telephoning us at:

First Bancorp
341 North Main Street
Post Office Box 508
Troy, North Carolina  27371-0508
Attention:  Corporate Secretary
(910) 576-6171

Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual document.  You may obtain a copy of any document summarized in this prospectus or any prospectus supplement at no cost by writing to or telephoning us at the address and telephone number given above.  Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus.  Because it is a summary, it does not contain all of the information that you should consider before investing in our securities.  You should read the entire prospectus, including the “Risk Factors” section and the other documents we refer to or incorporate by reference, to understand this offering.

Our Company

We are a bank holding company.  Our principal activity is the ownership and operation of First Bank, a state-chartered bank with its main office in Troy, North Carolina. First Bank is fully consolidated for financial reporting purposes. In addition, we own a series of statutory business trusts organized under the laws of the State of Delaware that were created for the purpose of issuing trust preferred debt securities.

Our principal executive offices are located at 341 North Main Street, Troy, North Carolina, and our telephone number is (910) 576-6171.

Securities Being Offered

On September 1, 2011, pursuant to the Small Business Lending Fund program of the United States Department of the Treasury, we sold to the Secretary of the Treasury (“Treasury”) 63,500 shares of our Series B preferred stock for an aggregate purchase price of $63.5 million.  The issuance of the Series B preferred stock was completed in a private placement to Treasury exempt from the registration requirements of the Securities Act.

In accordance with the securities purchase agreement between Treasury and us, we are required to register for resale the shares of Series B preferred stock.  This registration also includes depositary shares, representing fractional interest in the Series B preferred stock, which may be resold pursuant to this prospectus in lieu of whole shares of Series B preferred stock if Treasury requests that we deposit the Series B preferred stock held by Treasury with a depositary under a depositary arrangement.  We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered by this prospectus.

RISK FACTORS

An investment in our securities involves certain risks. You should carefully consider the information contained or incorporated by reference in this prospectus, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, before making an investment in our securities.  Each of the risks described in such documents as well as those listed below could materially and adversely affect our business, financial condition, results of operations, and prospects and could result in partial or complete loss of your investment.  The information contained or incorporated by reference in this prospectus includes forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.  Risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to the Series B Preferred Stock

An active trading market for the Series B preferred stock does not currently exist and may not develop.

The Series B preferred stock is not currently listed on any national securities exchange, and we do not anticipate listing the Series B preferred stock on a national securities exchange unless we are requested to do so by Treasury.  It is unlikely that an active trading market for the Series B preferred stock will develop, or, if developed, that an active trading market will be maintained.  If an active trading market does not develop, the market value and liquidity of the Series B preferred stock may be adversely affected.

Dividends on the Series B preferred stock are non-cumulative.

Dividends on the Series B preferred stock are non-cumulative and payable only out of lawfully available funds. Consequently, if our board of directors does not authorize and declare a dividend on the Series B preferred stock for any dividend period, holders of the Series B preferred stock will not be entitled to receive any such dividend, and such unpaid dividend will not accrue and will not be payable, regardless of whether dividends are declared for any subsequent dividend period.

Holders of the Series B preferred stock have limited voting rights.

Until and unless we fail to pay full dividends on the Series B preferred stock for six or more dividend periods, whether or not consecutive, and the aggregate liquidation preference amount of the then-outstanding shares of Series B preferred stock is at least $25.0 million, the holders of the Series B preferred stock will have no voting rights except with respect to certain fundamental changes in the terms of the Series B preferred stock and except as may be required by law. If dividends on the Series B preferred stock are not paid in full for six dividend periods, whether or not consecutive, and if the aggregate liquidation preference amount of the then-outstanding shares of Series B preferred stock is at least $25.0 million, the total number of positions on our board of directors will automatically increase by two and the holders of the Series B preferred stock, acting as a single class, will have the right, but not the obligation, to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid full dividends for at least four consecutive dividend periods. Based on the current size of our board of directors, directors elected by the holders of the common stock would have a controlling majority of the board and would be able to take any action approved by them notwithstanding any objection by the directors elected by the holders of the Series B preferred stock. If full dividends have not been paid on the Series B preferred stock for five or more dividend periods, we must invite a representative selected by the holders of a majority of the outstanding shares of Series B preferred stock, voting as a single class, to attend all meetings of our board of directors in a nonvoting observer capacity. Any such representative would not be obligated to attend any board meeting to which he or she is invited, and this right will end when we have paid full dividends for at least four consecutive dividend periods.

The Series B preferred stock may be junior in rights and preferences to preferred stock we may issue in the future.

Subject to the written consent of Treasury, if Treasury holds any shares of Series B preferred stock, or the holders of a majority of the outstanding shares of Series B preferred stock, voting as a single class, if Treasury does not hold any shares of Series B preferred stock, as well as any other vote of shareholders required by law, we may issue preferred stock in the future, the terms of which are expressly senior to the Series B preferred stock.  The terms of any such future preferred stock expressly senior to the Series B preferred stock may restrict dividend payments on the Series B preferred stock.  For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Series B preferred stock have been paid for the relevant periods, no dividends may be paid on the Series B preferred stock, and no Series B preferred stock may be repurchased, redeemed or otherwise acquired by us.  This could result in dividends on the Series B preferred stock not being paid when contemplated.  In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred stock may prohibit us from making payments on the Series B preferred stock until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.

The Series B preferred stock is equity and is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on the Series B preferred stock; and the Series B preferred stock places no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

Shares of the Series B preferred stock are equity interests in First Bancorp and do not constitute indebtedness.  As such, the Series B preferred stock, like our common stock, ranks junior to all indebtedness and other non-equity claims on First Bancorp with respect to assets available to satisfy claims on First Bancorp, including in a liquidation of First Bancorp.  Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series B preferred stock, dividends are payable only when, as and if authorized and declared by our board of directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our board of directors deems relevant.

First Bancorp is an entity separate and distinct from our principal subsidiary, First Bank, and derives a significant portion of its revenue in the form of dividends from that subsidiary.  Accordingly, First Bancorp is and will be dependent upon dividends from First Bank to pay the principal of and interest on any indebtedness, to satisfy its other cash needs and to pay dividends on the Series B preferred stock and its common stock.  First Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements while maintaining its required capital.  In the event First Bank is unable to pay dividends to First Bancorp, First Bancorp may not be able to pay dividends on the Series B preferred stock.  Also, First Bancorp’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors, including the preferred claims of First Bank’s depositors.

In addition, the Series B preferred stock does not limit the amount of debt or other obligations we or our subsidiaries may incur in the future.  Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series B preferred stock or to which the Series B preferred stock will be structurally subordinated.

The dividend rate on the Series B preferred stock will fluctuate initially from 1% to 5% based on our level of “Qualified Small Business Lending,” or “QSBL,” as compared to our “baseline” level. The cost of the capital we received from the Series B preferred stock will increase significantly if the level of our “QSBL” as of September 30, 2013 does not represent an increase from our “baseline” level. This cost also will increase significantly if we have not redeemed the Series B preferred stock before the fourth anniversary of the SBLF transaction.

The per annum dividend rate on the Series B preferred stock can fluctuate on a quarterly basis during the first 10 quarters during which the Series B preferred stock is outstanding, based upon changes in the amount of our “QSBL” (as defined in “Description of Series B Preferred Stock – Dividends”) from a “baseline” level (the average of our quarter-end QSBL for the four quarters ended June 30, 2010, which was $493.4 million). The dividend rate for the initial dividend period (which ends on September 30, 2011) is 5%, and the dividend rate for the second dividend period (which will end on December 31, 2011) will be 5%. For the third dividend period through the tenth dividend period, the dividend rate may be adjusted to between 1% and 5%, to reflect the amount of percentage change in our level of QSBL from the baseline level to the level as of the end of the second quarter preceding the dividend period in question. For the eleventh dividend period to the four-and-one-half anniversary of the issuance of the Series B preferred stock to Treasury, the dividend rate will be fixed at between 1% and 5%, based upon the percentage increase in QSBL from the baseline level to the level as of the end of the ninth dividend period, which would be September 30, 2013; however, if there is no increase in QSBL from the baseline level to the level as of the end of the ninth dividend period (or if QSBL has decreased during that time period), the dividend rate will be fixed at 7.0%. From and after the four-and-one-half anniversary of the issuance of the Series B preferred stock to Treasury, the dividend rate will be fixed at 9.0%, regardless of the level of QSBL. Depending on our financial condition at the time, any such increases in the dividend rate could have a material negative effect on our liquidity.

THE COMPANY

We are a bank holding company.  Our principal activity is the ownership and operation of First Bank (the “Bank”), a state-chartered bank with its main office in Troy, North Carolina.  We also own a series of statutory business trusts organized under the laws of the State of Delaware that were created for the purpose of issuing trust preferred debt securities.

We incorporated in North Carolina on December 8, 1983, as Montgomery Bancorp, for the purpose of acquiring 100% of the outstanding common stock of the Bank through a stock-for-stock exchange.  On December 31, 1986, we changed our name to First Bancorp to conform our name to the name of the Bank, which had changed its name from Bank of Montgomery to First Bank in 1985.

The Bank was organized in 1934 and began banking operations in 1935 as the Bank of Montgomery, named for the county in which it operated.  Troy, population 3,500, is located in the center of Montgomery County, approximately 60 miles east of Charlotte, 50 miles south of Greensboro, and 80 miles southwest of Raleigh.  As of June 30, 2011, we conducted business from 97 branches covering a geographical area from Little River, South Carolina to the southeast, to Wilmington, North Carolina to the east, to Kill Devil Hills, North Carolina to the northeast, to Radford, Virginia to the north, to Wytheville, Virginia to the northwest, and to Asheville, North Carolina to the west.  We also have a loan production office in Blacksburg, which is located in southwestern Virginia and represents our furthest location to the north of Troy.  Of the Bank’s 97 branches, 82 are in North Carolina, nine branches are in South Carolina and six branches are in Virginia (where we operate under the name “First Bank of Virginia”).  Ranked by assets, the Bank was the fifth largest bank headquartered in North Carolina as of June 30, 2011.

As of June 30, 2011, the Bank had two wholly owned subsidiaries, First Bank Insurance Services, Inc. (“First Bank Insurance”) and First Troy SPE, LLC.  First Bank Insurance was acquired as an active insurance agency in 1994 in connection with the Company’s acquisition of a bank that had an insurance subsidiary.  On December 29, 1995, the insurance agency operations of First Bank Insurance were divested.  From December 1995 until October 1999, First Bank Insurance was inactive.  In October 1999, First Bank Insurance began operations again as a provider of non-FDIC insured investments and insurance products.  Currently, First Bank Insurance’s primary business activity is the placement of property and casualty insurance coverage.  First Troy SPE, LLC, which was organized in December 2009, is a holding entity for certain foreclosed properties.

Our principal executive offices are located at 341 North Main Street, Troy, North Carolina 27371-0508, and our telephone number is (910) 576-6171.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling securityholders of the securities offered by this prospectus or any accompanying prospectus supplement.

DESCRIPTION OF SERIES B PREFERRED STOCK

The following is a brief description of the material terms of the Series B preferred stock that may be resold by the selling securityholders.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to the actual terms of the Series B preferred stock set forth in our articles of incorporation, as amended, a copy of which has been filed with the SEC and is also available upon request from us.  See “Where You Can Find More Information.”

General

Pursuant to our articles of incorporation, our board of directors is authorized to issue up to 5,000,000 shares of preferred stock, no par value.  Our board of directors has designated 63,500 shares of our preferred stock as Series B preferred stock, all of which were issued to Treasury on September 1, 2011 for a purchase price of $63,500,000 in a transaction exempt from the registration requirements of the Securities Act.  No other shares of preferred stock are issued and outstanding as of the date hereof.

Dividends

The Series B preferred stock will pay non-cumulative dividends in arrears on January 1, April 1, July 1 and October 1 of each year, as and if declared by our board of directors out of legally available funds. Dividends payable with respect to the Series B preferred stock are payable to holders of record of Series B preferred stock on the date that is the 15th calendar day immediately preceding the applicable dividend payment date or such other record date as our board of directors or any duly authorized committee of the board of directors determines, so long as such record date is not more than 60 nor fewer than 10 days prior to the applicable dividend payment date.

The initial per annum dividend rate, as a percentage of the liquidation value, will be 5%. The dividend rate for the second through tenth quarterly dividend periods will be adjusted quarterly to reflect the amount of change in our “Qualified Small Business Lending” or “QSBL” (as defined below) over the baseline amount established in connection with the issuance of the Series B preferred stock and will range from 1% to 5% based on the following schedule:

Increase in QSBL over the Baseline Amount	Divided Rate
	2nd – 10th Dividend Periods	11th Dividend Period through Year 4.5	After Year 4.5
0% or less	5%	7%	9%
More than 0%, but less than 2.5%	5%	5%	9%
2.5% or more, but less than 5%	4%	4%	9%
5% or more, but less than 7.5%	3%	3%	9%
7.5% or more, but less than 10%	2%	2%	9%
10% or more	1%	1%	9%

If, at the beginning of the tenth full calendar quarter after the issuance of the Series B preferred stock, the QSBL amount has not increased over the baseline amount, then on each dividend payment date beginning with April 1, 2014 through and including April 1, 2016, we would be required to pay Treasury a lending incentive fee equal to 0.5% of the liquidation amount per share of the then-outstanding Series B preferred Stock.

“Qualified Small Business Lending,” or “QSBL,” is defined as the sum of all lending by us of the following types:

(i) commercial and industrial loans;

(ii) owner-occupied, nonfarm, nonresidential real estate loans;

(iii) loans to finance agricultural production and other loans to farmers; and

(iv) loans secured by farmland;

However, the following are excluded from the categories above: (A) any loan or group of loans to the same borrower and its affiliates with an original principal or commitment amount greater than $10 million or that is made to a borrower that had (or whose ultimate parent company had) more than $50 million in revenues during the most recent fiscal year ended as of the date of origination; (B) to the extent not included in (A) or (C), the portion of any loans guaranteed by the U.S. Small Business Administration, any other U.S. Government agency, or a U.S. Government-sponsored enterprise; and (C) to the extent not included in (A) or (B), the portion of any loans held by us for which the risk is assumed by a third party (e.g., the portion of loans that have been participated), while further adding to the amount determined above the cumulative amount of net charge-offs with respect to QSBL as measured since June 30,  2010.

The “baseline,” calculated based on our quarter-end QSBL for the four quarters ended June 30, 2010, is $493.4 million.

Dividends on the Series B preferred stock are non-cumulative. If for any reason our board of directors does not declare a dividend on the Series B preferred stock for a particular dividend period, then the holders of the Series B preferred stock will have no right to receive any dividend for that dividend period, and we will have no obligation to pay a dividend for that dividend period. We must, however, within five calendar days, deliver to the holders of the Series B preferred stock a written notice executed by our Chief Executive Officer and Chief Financial Officer stating our board of directors’ rationale for not declaring dividends. Our failure to pay a dividend on the Series B preferred stock also will restrict our ability to pay dividends on and repurchase other classes and series of our stock. In addition, our failure to pay dividends on the Series B preferred stock for five or more dividend periods will give the holders of the Series B preferred stock the right to appoint a non-voting observer on our board of directors, and our failure to pay dividends on the Series B preferred stock for six or more dividend periods will give the holders of the Series B preferred stock the right to elect two directors. See “Voting Rights.”

Restrictions on Dividends and Repurchases

So long as the Series B preferred stock remains outstanding, we may declare and pay dividends on our common stock, any other shares of junior stock or parity stock, or repurchase shares of any such class or series of stock, only if after giving effect to the dividend or repurchase, our Tier 1 capital would be at least equal to the “Tier 1 Dividend Threshold” and full dividends on all outstanding shares of Series B preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid.  The Tier 1 Dividend Threshold (as defined in our amended Articles of Incorporation) is subject to reduction, beginning on the first day of the eleventh dividend period following the date of issuance of the Series B preferred stock, by $6,350,000 (10% of the aggregate liquidation amount of the Series B preferred stock initially issued, without regard to any subsequent partial redemptions) for each 1% increase in QSBL from the baseline level to the ninth dividend period.

If a dividend is not declared and paid in full on the Series B preferred stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no dividend or distribution may be declared or paid on our common stock or any other shares of junior stock (other than dividends payable solely in shares of common stock) or parity stock and, subject to certain exceptions, there may be no repurchases of such shares; provided, however, that in any such dividend period in which a dividend is declared and paid on the Series B preferred stock, dividends may be paid on parity stock to the extent necessary to avoid any material covenant breach.

Redemption of Series B Preferred Stock

Subject to the approval of the Federal Reserve Board, the Series B preferred stock is redeemable at our option in whole or in part at any time and from time to time. The per share redemption price for shares of Series B preferred stock shall be equal to the sum of the liquidation amount per share ($1,000), the per-share amount of any unpaid dividends for the current quarterly dividend period, and the pro rata amount of lending incentive fees for the current quarterly dividend period, if any.  In the case of a partial redemption of the Series B preferred stock, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors or a committee of the board determines to be fair and equitable, provided that shares representing at least 25% of the aggregate liquidation amount of the Series B preferred stock are redeemed.

The Series B preferred stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of the Series B preferred stock will have no right to require redemption or repurchase of any shares of Series B preferred stock.

No Conversion Rights

Holders of the Series B preferred stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

The holders of the Series B preferred stock do not have voting rights except as set forth in the terms of the Series B preferred stock or as otherwise required by law.

If we have not declared and paid in full dividends for an aggregate of five quarters, whether or not consecutive, the holders of a majority of the outstanding shares of Series B preferred stock, voting as a single class, may appoint a representative to serve as an observer on the Board. Such right would continue until we have made full dividend payments for four consecutive quarters thereafter. If we have not declared and paid in full dividends for an aggregate of six quarters, and the aggregate liquidation preference of the outstanding shares of Series B preferred stock is greater than $25,000,000, the authorized number of directors on our Board of Directors shall automatically increase by two and the holders of the Series B preferred stock, voting as a single class, shall have the right to elect two directors (the “Preferred Directors”) to fill such newly created directorships. Such directors would be elected at each of our annual meetings held until we have made full dividend payments for four consecutive quarters. If extinguished by four consecutive timely dividend payments, the rights to appoint board observers and elect directors shall re-vest in the holders of the Series B preferred stock upon each subsequent missed quarterly dividend payment.

With regard to certain other matters, the approval of the Series B Preferred stock, given in the form of (a) consent of Treasury if Treasury holds any shares of Series B preferred stock or (b) the holders of a majority of the outstanding shares of Series B preferred stock, voting as a single class, is required for effecting or validating (i) any amendment or alteration of our articles of incorporation to authorize, create or issue any shares (or any security convertible into any shares) of any equity security ranking senior to the Series B preferred stock with respect to the payment of dividends or distribution of assets in the event of a liquidation, dissolution or winding up; (ii) any change to our articles of incorporation that would adversely affect the rights, privileges or voting powers of the Series B preferred stock; (iii) any consummation of a binding share exchange or reclassification involving the Series B preferred stock, subject to certain enumerated exceptions; and (iv) any sale of all or substantially all of our assets if the Series B preferred stock will not be contemporaneously redeemed.

Preemptive Rights

The Series B preferred stock does not have preemptive rights as to any of our securities, or any warrants, rights or options to acquire any of our securities.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series B preferred stock shall be entitled to receive for each share of Series B preferred stock, out of our assets or proceeds thereof available for distribution to shareholders, subject to the rights of any creditors, payment in full in an amount equal to the liquidation amount per share, which is $1,000 per share, and the amount of any accrued and unpaid dividends on each share. Holders of Series B preferred stock would be entitled to receive this amount before any distribution of assets or proceeds to holders of our common stock and any other stock ranking junior to the Series B preferred stock. If in any distribution described above our assets are not sufficient to pay in full the amounts payable with respect to the outstanding shares of Series B preferred stock and any outstanding shares of parity stock, holders of the Series B preferred stock and parity stock would share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

For purposes of the liquidation rights of the Series B preferred stock, neither a merger or consolidation of the Company with another entity nor a sale, lease or exchange of all or substantially all of our assets will constitute a liquidation, dissolution or winding up of our.

DESCRIPTION OF DEPOSITARY SHARES

Pursuant to the securities purchase agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the Series B preferred stock may be deposited and depositary shares, each representing a fraction of a share of Series B preferred stock as specified by Treasury, may be issued.  The Series B preferred stock would be held by a depositary (e.g. a bank or trust company) reasonably acceptable to Treasury.  If we enter into such depositary arrangement, the selling securityholders would be offering depositary shares, each representing a fraction of a share of Series B preferred stock, instead of actual whole shares of Series B preferred stock.  The actual terms of any depositary arrangement would be set forth in a deposit agreement to which we would be a party, and would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus or any prospectus supplement.

SELLING SECURITYHOLDERS

The selling securityholders may include (i) Treasury, which acquired all of the shares of Series B preferred stock from us on September 1, 2011 in a private placement exempt from the registration requirements of the Securities Act, and (ii) any other person or persons holding shares of Series B preferred stock or depositary shares evidencing fractional interests in shares of Series B preferred stock to whom Treasury has transferred its registration rights under the terms of the securities purchase agreement between us and the Treasury.  Treasury is required to notify us in writing of any such transfer of its registration rights within ten days after the transfer, including the name and address of the transferee and the number and type of securities with respect to which the registration rights have been assigned.  As of the date of this prospectus, Treasury has not notified us of any such transfer.  Accordingly, we believe that Treasury currently holds record and beneficial ownership of 100% of the outstanding shares of the Series B preferred stock.

The securities to be offered under this prospectus for the account of the selling securityholders are 63,500 shares of Series B preferred stock, representing beneficial ownership of 100% of the shares of Series B preferred stock outstanding on the date of this prospectus, or, in the event shares of Series B preferred stock are deposited with a depositary, depositary shares evidencing fractional interests in such shares.

For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  To our knowledge, Treasury has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on Series B preferred stock as described in “Description of Series B Preferred Stock” above.

           We do not know when or in what amounts the selling securityholders may offer the securities for sale.  The selling securityholders might not sell any or all of the securities offered by this prospectus.  Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

           Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

           Information about the selling securityholders may change over time, and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders.  These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the Series B preferred stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under such rules rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling securityholders may also sell short the securities and deliver securities to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.

The aggregate proceeds to selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commission, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts, or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

             In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.  Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.  Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

                In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders.  In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

                At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public.

                We do not intend to apply for listing of the Series B preferred stock on any national securities exchange unless requested by Treasury.  No assurance can be given as to the liquidity of the trading market, if any, for the securities covered by this prospectus.

                We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act.  We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

LEGAL MATTERS

The legality of the securities offered in this prospectus will be passed upon for us by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina.  The name of legal counsel to any underwriters or agents with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.  As of September 29, 2011, members of Robinson, Bradshaw & Hinson, P.A. beneficially owned less than 1% of our common stock.

EXPERTS

The consolidated financial statements of First Bancorp and its subsidiaries as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Elliott Davis, PLLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.                      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

The following table sets forth the estimated fees and expenses (all but the SEC fees are estimates) payable by us in connection with the filing of this Registration Statement on Form S-3:

SEC Registration Fee	$7,372.35
Legal fees and expenses	$15,000.00	*
Accounting fees and expenses	$5,000.00	*
Other	$1,000.00	*
Total	$28,372.35
_____________
*  Estimate.

ITEM 15.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 55-2-02 of the North Carolina Business Corporation Act (the “Business Corporation Act”) enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director.  No such provision is effective to eliminate or limit a director’s liability for (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation, (ii) improper distributions as described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective.  The Company’s articles of incorporation, as amended, limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act, as amended from time to time.  Any repeal or modification of this provision by the Company’s shareholders will not adversely affect any limitation on the personal liability of a director of the Company existing at the time of the repeal or modification.

Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification.  Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was or is a director of the corporation, or is or was serving at the request of such corporation as a director of another corporation or enterprise.  This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases his conduct was not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by a majority vote of a quorum of the board of directors (excluding any director party to the proceeding at question), a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the Business Corporation Act.  Under the statutory scheme, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding in which the director was adjudged liable on the basis of having received an improper personal benefit.  Pursuant to Section 55-8-56 of the Business Corporation Act, a corporation may also indemnify officers, employees or agents under this statutory scheme.

Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation.  Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is entitled to mandatory indemnification under Section 55-8-52 of the Business Corporation Act or is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation, in its articles of incorporation or bylaws, by contract or by resolution, to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

In addition, Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify that person.  The Company has purchased and maintains such insurance.

The Company’s amended and restated bylaws provide that the Company shall indemnify to the fullest extent permitted by law any person who at any time serves or has served as a director, officer, employee or agent of the Company against reasonable expenses (including attorneys’ fees) incurred or reasonable payments made in connection with any pending, threatened or completed civil, criminal, administrative or investigative action, suit or proceeding, whether or not brought by or on behalf of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company or serves or served any other enterprise as a director, officer, employee or agent at the request of the Company.  The rights of any director or officer include advancement of expenses to the fullest extent from time to time permitted by law.  The bylaws state that the right of indemnification is not exclusive of other rights to which such person may be entitled, and that the right inures to the legal representatives of such person.  The Company also has separate indemnification agreements with various current and past directors and officers.

ITEM 16.               EXHIBITS

Certain exhibits have been incorporated by reference to exhibits previously filed by First Bancorp (SEC File No. 0-15572) with the Securities and Exchange Commission (SEC).

3.1
Articles of Incorporation of First Bancorp and amendments thereto, which are hereby incorporated by reference to Exhibits 3.a.i through 3.a.v to First Bancorp’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and Exhibit 3.1 to First Bancorp’s Current Report on Form 8-K filed September 6, 2011

3.2	Amended and Restated Bylaws of First Bancorp, which is hereby incorporated by reference to Exhibit 3.b to First Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2003

4.1
Form of Certificate for the Non-Cumulative Perpetual Preferred Stock, which is hereby incorporated by reference to Exhibit 4.1 to First Bancorp’s Current Report on Form 8-K filed with the SEC on September 6, 2011

5.1*	Opinion of Robinson, Bradshaw & Hinson, P.A. as to the validity of offered securities

10.1
Securities Purchase Agreement dated as of September 1, 2011 between First Bancorp and the Secretary of the Treasury, which is hereby incorporated by reference to Exhibit 10.1 to First Bancorp’s Current Report on Form 8-K filed with the SEC on September 6, 2011

23.1*	Consent of Elliott Davis, PLLC, independent registered public accounting firm

23.2*	Consent of Robinson, Bradshaw & Hinson, P.A. (contained in their opinion filed as Exhibit 5.1)

24.1*	Power of Attorney

_______________________

* Filed herewith.

ITEM 17.               UNDERTAKINGS

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus if first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for purposes of determining any liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Troy, state of North Carolina, on September 30, 2011.

FIRST BANCORP
By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on September 30, 2011 by the following persons in the capacities indicated.

/s/ Jerry L. Ocheltree Jerry L. Ocheltree President, Chief Executive Officer and Director (Principal Executive Officer)	/s/ Anna G. Hollers Anna G. Hollers Executive Vice President, Chief Operating Officer and Secretary
/s/ Eric P. Credle Eric P. Credle Executive Vice President and Chief Financial Officer (Principal Financial Officer)	/s/ Daniel T. Blue, Jr. * Daniel T. Blue, Jr. Director
/s/ Jack D. Briggs * Jack D. Briggs Director	/s/ R. Walton Brown * R. Walton Brown Director
/s/ David L. Burns * David L. Burns Director	/s/ John F. Burns * John F. Burns Director

II-6

/s/ Mary Clara Capel * Mary Clara Capel Director	/s/ James C. Crawford, III * James C. Crawford, III Director
/s/ R. Winston Dozier * R. Winston Dozier Director	/s/ James G. Hudson, Jr. * James G. Hudson, Jr. Director
/s/ Richard H. Moore * Richard H. Moore Director	/s/ George R. Perkins, Jr. * George R. Perkins, Jr. Director
/s/ Thomas F. Phillips * Thomas F. Phillips Director	/s/ Frederick L. Taylor II * Frederick L. Taylor II Director
/s/ Virginia C. Thomasson * Virginia C. Thomasson Director	/s/ Dennis A. Wicker * Dennis A. Wicker Director
/s/ John C. Willis * John C. Willis Director

/s/ Anna G. Hollers
* By:	Anna G. Hollers
Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

Certain exhibits have been incorporated by reference to exhibits previously filed by First Bancorp (SEC File No. 0-15572) with the Securities and Exchange Commission (SEC).

3.1
Articles of Incorporation of First Bancorp and amendments thereto, which are hereby incorporated by reference to Exhibits 3.a.i through 3.a.v to First Bancorp’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and Exhibit 3.1 to First Bancorp’s Current Report on Form 8-K filed September 6, 2011

3.2	Amended and Restated Bylaws of First Bancorp, which is hereby incorporated by reference to Exhibit 3.b to First Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2003

4.1
Form of Certificate for the Non-Cumulative Perpetual Preferred Stock, which is hereby incorporated by reference to Exhibit 4.1 to First Bancorp’s Current Report on Form 8-K filed with the SEC on September 6, 2011

5.1*	Opinion of Robinson, Bradshaw & Hinson, P.A. as to the validity of offered securities

10.1
Securities Purchase Agreement dated as of September 1, 2011 between First Bancorp and the Secretary of the Treasury, which is hereby incorporated by reference to Exhibit 10.1 to First Bancorp’s Current Report on Form 8-K filed with the SEC on September 6, 2011

23.1*	Consent of Elliott Davis, PLLC, independent registered public accounting firm

23.2*	Consent of Robinson, Bradshaw & Hinson, P.A. (contained in their opinion filed as Exhibit 5.1)

24.1*	Power of Attorney

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*	Filed herewith